Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Full Year and Fourth Quarter 2022

CHICAGO (BUSINESS WIRE), February 23, 2023 -- Cushman & Wakefield (NYSE: CWK) today reported financial results for the full year and fourth quarter of 2022:
Full Year 2022 Results
•Revenue of $10.1 billion and service line fee revenue of $7.2 billion for the year ended December 31, 2022 increased 8% and 5%, respectively, from the year ended December 31, 2021.
◦Leasing and Property, facilities and project management experienced continued growth, led by the Americas.
◦Capital markets and Valuation and other declined 12% and 3%, respectively.
•Net income and diluted earnings per share for the year ended December 31, 2022 were $196.4 million and $0.86, respectively.
◦Adjusted EBITDA of $898.8 million increased 1% from the prior year.
◦Adjusted earnings per share of $2.00 was down from $2.04 in the year ended December 31, 2021.
•Liquidity as of December 31, 2022 was $1.7 billion, consisting of availability on the Company's undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
•On January 31, 2023, we extended the maturity date of $1.0 billion of our $2.6 billion term loan facility to January 31, 2030.
Fourth Quarter 2022 Results
•Revenue of $2.6 billion and service line fee revenue of $1.9 billion for the fourth quarter of 2022 decreased 8% and 17%, respectively, from the fourth quarter of 2021.
◦Property, facilities and project management grew 5%, led by the Americas and APAC.
◦Leasing, Capital markets and Valuation and other declined 13%, 53% and 16%, respectively.
•Net income and diluted earnings per share for the fourth quarter of 2022 were $29.8 million and $0.13, respectively.
◦Adjusted EBITDA of $219.7 million was down 37% from the fourth quarter of 2021.
◦Adjusted earnings per share of $0.46 was down from $0.94 in the fourth quarter of 2021.

“I am extremely proud of the Cushman & Wakefield teams around the world as their relentless focus resulted in strong revenue and Adjusted EBITDA performance in 2022, despite an uncertain macroeconomic environment,” said John Forrester, Chief Executive Officer of Cushman & Wakefield. “Our Property, facilities and project management business continued to demonstrate strength and resilience throughout the year and the growth in our Leasing revenues highlights the benefits of our investments in strategic growth areas. With our disciplined cost management, strong balance sheet and liquidity, and diverse portfolio and service offerings we remain well-positioned to execute on our strategic priorities while delivering long-term value for both our clients and shareholders.”

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

February 23, 2023

Consolidated Results (unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share data)	2022	2021	% Change in USD	% Change in Local Currency(4)	2022	2021	% Change in USD	% Change in Local Currency(4)
Revenue:
Property, facilities and project management	$893.0	$851.9	5%	8%	$3,481.1	$3,185.4	9%	12%
Leasing	557.7	639.5	(13)%	(10)%	2,083.7	1,843.4	13%	15%
Capital markets	268.3	571.7	(53)%	(52)%	1,187.8	1,350.2	(12)%	(10)%
Valuation and other	131.0	156.5	(16)%	(10)%	495.5	512.1	(3)%	2%
Total service line fee revenue(1)	1,850.0	2,219.6	(17)%	(14)%	7,248.1	6,891.1	5%	8%
Gross contract reimbursables(2)	797.0	664.1	20%	22%	2,857.6	2,497.6	14%	16%
Total revenue	$2,647.0	$2,883.7	(8)%	(6)%	$10,105.7	$9,388.7	8%	10%

Costs and expenses:
Cost of services provided to clients	$1,365.6	$1,562.2	(13)%	(10)%	$5,295.9	$4,950.8	7%	10%
Cost of gross contract reimbursables	797.0	664.1	20%	22%	2,857.6	2,497.6	14%	16%
Total costs of services	2,162.6	2,226.3	(3)%	0%	8,153.5	7,448.4	9%	12%
Operating, administrative and other	334.8	359.2	(7)%	(2)%	1,261.3	1,226.7	3%	6%
Depreciation and amortization	32.7	43.8	(25)%	(23)%	146.9	172.1	(15)%	(13)%
Restructuring, impairment and related charges	5.8	5.0	16%	23%	8.9	44.5	(80)%	(79)%
Total costs and expenses	2,535.9	2,634.3	(4)%	(1)%	9,570.6	8,891.7	8%	10%
Operating income	111.1	249.4	(55)%	(56)%	535.1	497.0	8%	9%
Interest expense, net of interest income	(53.4)	(47.5)	12%	15%	(193.1)	(179.5)	8%	10%
Earnings from equity method investments	30.5	10.3	n.m.	n.m.	85.0	21.2	n.m.	n.m.
Other (expense) income, net	0.6	(14.6)	n.m.	n.m.	(89.0)	1.2	n.m.	n.m.
Earnings before income taxes	88.8	197.6	(55)%	(54)%	338.0	339.9	(1)%	1%
Provision for income taxes	59.0	51.8	14%	16%	141.6	89.9	58%	61%
Net income	$29.8	$145.8	(80)%	(79)%	$196.4	$250.0	(21)%	(21)%
Net income margin	1.1%	5.1%			1.9%	2.7%

Adjusted EBITDA(3)	$219.7	$347.7	(37)%	(35)%	$898.8	$886.4	1%	4%
Adjusted EBITDA margin(3)	11.9%	15.7%			12.4%	12.9%

Adjusted net income(3)	$104.1	$213.9	(51)%		$455.0	$461.2	(1)%

Weighted average shares outstanding, basic	225.8	223.5			225.4	223.0
Weighted average shares outstanding, diluted	226.5	228.7			228.0	226.5
Earnings per share, basic	$0.13	$0.65			$0.87	$1.12
Earnings per share, diluted	$0.13	$0.64			$0.86	$1.10
Adjusted earnings per share, diluted(3)	$0.46	$0.94			$2.00	$2.04
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income to Adjusted EBITDA and (ii) Net income to Adjusted net income and for explanations on the calculations of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Fee-based operating expenses and Adjusted EBITDA, in "local" currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

February 23, 2023

Fourth Quarter Results (unaudited)
Revenue
Revenue of $2.6 billion decreased $236.7 million or 8% compared to the three months ended December 31, 2021, principally driven by the Americas, which declined 8%. The decline in revenue was primarily driven by lower brokerage activity, with Leasing and Capital markets down 13% and 53%, respectively. The decline in Leasing and Capital markets revenue reflects a less constructive macroeconomic environment, including increases in interest rates, which resulted in lower commercial real estate transaction volumes. Partially offsetting these trends was growth in Property, facilities and project management revenues of 5%, primarily driven by performance in our project management and facilities management businesses, which also resulted in Gross contract reimbursables growth of 20%.
Costs of services
Costs of services of $2.2 billion decreased $63.7 million or 3% compared to the three months ended December 31, 2021. Cost of services provided to clients decreased 13% principally due to lower commissions as a result of lower brokerage revenue. Cost of gross contract reimbursables increased 20% driven by the continued growth in our Property, facilities and project management service line.
Operating, administrative and other
Operating, administrative and other expenses of $334.8 million decreased by $24.4 million or 7% compared to the three months ended December 31, 2021, primarily due to lower employment costs.
Restructuring, impairment and related charges
Restructuring, impairment and related charges were $5.8 million, an increase of $0.8 million compared to the three months ended December 31, 2021. This increase principally reflects an increase in severance and employment-related costs in the fourth quarter of 2022 in connection with a reduction in headcount across select roles.
Earnings from equity method investments
Earnings from equity method investments of $30.5 million increased by $20.2 million compared to the three months ended December 31, 2021, primarily due to the earnings recognized from our equity method investment with Greystone in the Americas, which was finalized in December 2021.
Other (expense) income, net
Other income during the three months ended December 31, 2022 of $0.6 million reflects royalty income, partially offset by net unrealized losses on fair value investments of $1.9 million. Comparatively, other expense recognized during the three months ended December 31, 2021 of $14.6 million reflects net unrealized losses on fair value investments of $17.7 million, partially offset by royalty income.
Provision for income taxes
Provision for income taxes for the fourth quarter of 2022 was $59.0 million on earnings before income taxes of $88.8 million. For the fourth quarter of 2021, the provision for income taxes was $51.8 million on earnings before income taxes of $197.6 million. The increase in provision for income taxes was driven by changes in the jurisdictional mix of earnings. In addition, unrealized losses on fair value investments are included in earnings before income taxes but excluded from the tax computation which resulted in a higher effective tax rate in the three months ended December 31, 2022 compared to the same period last year.
Net income and Adjusted EBITDA
Net income of $29.8 million decreased $116.0 million compared to the three months ended December 31, 2021, principally due to lower brokerage activity and higher income tax expense, partially offset by earnings recognized from our equity method investment with Greystone in the Americas.
Adjusted EBITDA of $219.7 million decreased by $128.0 million or 37%, driven by the same factors impacting Net income discussed above, with the exception of income tax expense.

February 23, 2023

Full Year Results (unaudited)
Revenue
Revenue of $10.1 billion increased 8% compared to the year ended December 31, 2021, led by the Americas which increased 10%. Service line fee revenue growth was led by our Leasing and Property, facilities and project management service lines, which were up 13% and 9%, respectively. Leasing revenue growth was principally driven by steady improvement in the office sector during the first nine months of 2022, as well as continued strength in the industrial sector. Property, facilities and project management revenue growth was primarily driven by growth in our project management and facilities management businesses, which also resulted in Gross contract reimbursables growth of 14%. Partially offsetting these trends were unfavorable movements in foreign currency of $218.9 million or 2.0% compared to the year ended December 31, 2021 as a result of a stronger U.S. Dollar. In addition, in the second half of 2022, a less constructive macroeconomic environment, including increases in interest rates, adversely affected commercial real estate transaction volume, which contributed to a 12% decline in Capital markets revenue from the prior year.
Costs of services
Costs of services of $8.2 billion increased $705.1 million or 9% compared to the year ended December 31, 2021. Cost of services provided to clients increased 7% principally due to higher variable costs, including commissions as a result of higher Leasing revenue, as well as higher subcontractor costs due to revenue growth in Property, facilities and project management. Cost of gross contract reimbursables increased 14% driven by the continued stability and growth in our Property, facilities and project management service line. Total costs of services as a percentage of total revenue were 81% for 2022 compared to 79% for 2021.
Operating, administrative and other
Operating, administrative and other expenses of $1.3 billion increased by $34.6 million or 3% compared to the year ended December 31, 2021, primarily driven by higher salaries and wages, as well as higher technology, communication and consulting expenses. Operating, administrative and other expenses as a percentage of total revenue were 12% for 2022 compared to 13% for 2021.
Restructuring, impairment and related charges
Restructuring, impairment and related charges were $8.9 million, a decrease of $35.6 million compared to the year ended December 31, 2021. This decrease principally reflects the reduction of severance-related costs and impairment charges in connection with the Company's previously announced strategic realignment of the business, which was substantially complete at the end of 2021, partially offset by severance-related costs in the fourth quarter of 2022 in connection with an initial reduction in our workforce across select roles.
Earnings from equity method investments
Earnings from equity method investments of $85.0 million increased by $63.8 million compared to the year ended December 31, 2021, primarily due to the earnings recognized from our equity method investment with Greystone in the Americas, which was finalized in December 2021.
Other (expense) income, net
Other expense during the year ended December 31, 2022 of $89.0 million reflects net unrealized losses on fair value investments of $84.2 million, primarily related to our investment in WeWork, which closed during the fourth quarter of 2021, partially offset by royalty income. In addition, the Company recognized a loss of $13.8 million in the first quarter of 2022 related to the disposal of our operations in Russia. Comparatively, other income during the year ended December 31, 2021 of $1.2 million reflects royalty income partially offset by net unrealized losses on fair value investments of $10.4 million.
Provision for income taxes
Provision for income taxes for 2022 was $141.6 million on earnings before income taxes of $338.0 million. For 2021, the provision for income taxes was $89.9 million on earnings before income taxes of $339.9 million. The increase in provision for income taxes was primarily driven by utilization of net operating losses in the U.S. in the prior year not available in the current year and changes in the jurisdictional mix of earnings. In addition, unrealized losses on fair value investments are included in earnings before income taxes but excluded from the tax computation which resulted in a higher effective tax rate when compared to the prior year.

February 23, 2023

Net income and Adjusted EBITDA
Net income of $196.4 million decreased by $53.6 million or 21% compared to the year ended December 31, 2021, primarily driven by a decline in Capital markets revenue of 12% due to a less constructive macroeconomic environment which resulted in lower commercial real estate transaction volumes, COVID-19 related restrictions in China, higher commissions expense, unfavorable movements in foreign currency, and unrealized losses on fair value investments. Partially offsetting these trends was an increase in earnings recognized from our equity method investment with Greystone in the Americas, as well as the strong revenue performance of our Leasing and Property, facilities and project management service lines which grew 13% and 9%, respectively.
Adjusted EBITDA of $898.8 million increased by $12.4 million or 1% compared to prior year, driven by the same factors impacting Net income discussed above, with the exception of unrealized losses on fair value investments. Adjusted EBITDA margin, measured against service line fee revenue, of 12.4% for the year ended December 31, 2022 decreased 46 basis points compared to 12.9% in the year ended December 31, 2021.

Balance Sheet
Liquidity at the end of the fourth quarter was $1.7 billion, including availability on the Company's undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
Net debt as of December 31, 2022 was $2.6 billion including the Company's outstanding term loan of $2.6 billion and senior secured notes of $0.6 billion, net of cash and cash equivalents of $0.6 billion. See the Use of Non-GAAP Financial Measures section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP measure.

Conference Call
The Company’s Fourth Quarter 2022 Earnings Conference Call will be held today, February 23, 2023, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-866-652-5200 for U.S. callers and 1-412-317-6060 for international callers. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Investor Relations section of the Company's website at http://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 52,000 employees in over 400 offices and approximately 60 countries. In 2022, the firm had revenue of $10.1 billion across core services of Property, facilities and project management, Leasing, Capital markets, and Valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

February 23, 2023

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in geopolitical, general macroeconomic or market conditions and their impact on global and regional demand for commercial real estate, as well as changes in government policies (including fiscal and monetary policy), laws, regulations and practices. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its soon to be filed Annual Report on Form 10-K for the year ended December 31, 2022 and in its other periodic reports filed with the Securities and Exchange Commission.

February 23, 2023

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Revenue	$2,647.0	$2,883.7	$10,105.7	$9,388.7
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,162.6	2,226.3	8,153.5	7,448.4
Operating, administrative and other	334.8	359.2	1,261.3	1,226.7
Depreciation and amortization	32.7	43.8	146.9	172.1
Restructuring, impairment and related charges	5.8	5.0	8.9	44.5
Total costs and expenses	2,535.9	2,634.3	9,570.6	8,891.7
Operating income	111.1	249.4	535.1	497.0
Interest expense, net of interest income	(53.4)	(47.5)	(193.1)	(179.5)
Earnings from equity method investments	30.5	10.3	85.0	21.2
Other (expense) income, net	0.6	(14.6)	(89.0)	1.2
Earnings before income taxes	88.8	197.6	338.0	339.9
Provision for income taxes	59.0	51.8	141.6	89.9
Net income	$29.8	$145.8	$196.4	$250.0

Basic earnings per share:
Earnings per share attributable to common shareholders, basic	$0.13	$0.65	$0.87	$1.12
Weighted average shares outstanding for basic earnings per share	225.8	223.5	225.4	223.0
Diluted earnings per share:
Earnings per share attributable to common shareholders, diluted	$0.13	$0.64	$0.86	$1.10
Weighted average shares outstanding for diluted earnings per share	226.5	228.7	228.0	226.5

February 23, 2023

Cushman & Wakefield plc
Consolidated Balance Sheets
(unaudited)

	As of December 31,
(in millions, except per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$644.5	$770.7
Trade and other receivables, net of allowance of $88.2 and $72.2 as of December 31, 2022 and 2021, respectively	1,462.4	1,446.0
Income tax receivable	55.4	30.0
Short-term contract assets, net	358.2	318.9
Prepaid expenses and other current assets	246.3	264.7
Total current assets	2,766.8	2,830.3
Property and equipment, net	172.6	194.6
Goodwill	2,065.5	2,081.9
Intangible assets, net	874.5	922.2
Equity method investments	677.3	641.3
Deferred tax assets	58.6	65.5
Non-current operating lease assets	358.0	413.5
Other non-current assets	976.0	741.1
Total assets	$7,949.3	$7,890.4

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$49.8	$42.4
Accounts payable and accrued expenses	1,199.0	1,106.2
Accrued compensation	916.5	976.3
Income tax payable	33.1	105.1
Other current liabilities	192.0	204.5
Total current liabilities	2,390.4	2,434.5
Long-term debt, net	3,211.7	3,220.5
Deferred tax liabilities	57.2	48.7
Non-current operating lease liabilities	334.6	394.6
Other non-current liabilities	293.3	343.5
Total liabilities	6,287.2	6,441.8

Shareholders' equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 225,780,535 and 223,709,308 shares issued and outstanding as of December 31, 2022 and 2021, respectively	22.6	22.4
Additional paid-in capital	2,911.5	2,896.6
Accumulated deficit	(1,081.8)	(1,278.2)
Accumulated other comprehensive loss	(191.0)	(193.0)
Total equity attributable to the Company	1,661.3	1,447.8
Non-controlling interests	0.8	0.8
Total equity	1,662.1	1,448.6
Total liabilities and shareholders' equity	$7,949.3	$7,890.4

February 23, 2023

Cushman & Wakefield plc
Consolidated Statements of Cash Flows
(unaudited)

	Year Ended December 31,
(in millions)	2022	2021
Cash flows from operating activities
Net income	$196.4	$250.0
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	146.9	172.1
Impairment charges	1.6	18.3
Unrealized foreign exchange (gain) loss	(4.0)	9.8
Stock-based compensation	40.3	58.2
Lease amortization	102.2	104.2
Amortization of debt issuance costs	9.6	9.4
Earnings from equity method investments, net of dividends received	(45.4)	(19.9)
Change in deferred taxes	14.6	(56.3)
Provision for loss on receivables and other assets	31.7	38.0
Loss on disposal of business	13.2	—
Unrealized loss on equity securities, net	84.2	10.4
Other operating activities, net	(3.4)	(8.9)
Changes in assets and liabilities:
Trade and other receivables	(298.9)	(212.5)
Income taxes payable	(96.1)	91.5
Short-term contract assets and Prepaid expenses and other current assets	(102.7)	(105.2)
Other non-current assets	(30.6)	(63.5)
Accounts payable and accrued expenses	125.1	131.1
Accrued compensation	(41.4)	227.1
Other current and non-current liabilities	(94.2)	(104.3)
Net cash provided by operating activities	49.1	549.5
Cash flows from investing activities
Payment for property and equipment	(50.7)	(53.8)
Acquisitions of businesses, net of cash acquired	(32.8)	(7.0)
Investments in equity securities and equity method joint ventures	(26.4)	(688.9)
Return of beneficial interest in a securitization	(80.0)	—
Collection on beneficial interest in a securitization	80.0	—
Other investing activities, net	(10.8)	0.2
Net cash used in investing activities	(120.7)	(749.5)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(27.2)	(8.6)
Payment of deferred and contingent consideration	(11.0)	(23.5)
Repayment of borrowings	(26.7)	(26.7)
Payment of finance lease liabilities	(17.3)	(13.4)
Other financing activities, net	2.9	6.4
Net cash used in financing activities	(79.3)	(65.8)

Change in cash, cash equivalents and restricted cash	(150.9)	(265.8)
Cash, cash equivalents and restricted cash, beginning of the year	890.3	1,164.1
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(20.4)	(8.0)
Cash, cash equivalents and restricted cash, end of the year	$719.0	$890.3

February 23, 2023

Segment Results
The following tables summarize our results of operations for our operating segments for the three months and year ended December 31, 2022 and 2021.

Americas Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2022	2021	% Change in USD	% Change in Local Currency	2022	2021	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$619.7	$588.5	5%	6%	$2,434.0	$2,221.9	10%	10%
Leasing	430.6	476.5	(10)%	(9)%	1,669.7	1,392.8	20%	20%
Capital markets	214.0	470.2	(54)%	(54)%	987.1	1,110.9	(11)%	(11)%
Valuation and other	50.0	65.2	(23)%	(22)%	198.1	193.7	2%	3%
Total service line fee revenue(1)	1,314.3	1,600.4	(18)%	(18)%	5,288.9	4,919.3	8%	8%
Gross contract reimbursables(2)	680.7	563.1	21%	21%	2,462.1	2,096.0	17%	18%
Total revenue	$1,995.0	$2,163.5	(8)%	(8)%	$7,751.0	$7,015.3	10%	11%

Costs and expenses:
Americas Fee-based operating expenses	$1,179.4	$1,355.8	(13)%	(13)%	$4,650.3	$4,281.8	9%	9%
Cost of gross contract reimbursables	680.7	563.1	21%	21%	2,462.1	2,096.0	17%	18%
Segment operating expenses	$1,860.1	$1,918.9	(3)%	(3)%	$7,112.4	$6,377.8	12%	12%

Net income	$45.7	$110.5	(59)%	(59)%	$202.6	$185.9	9%	9%

Adjusted EBITDA	$163.4	$251.4	(35)%	(35)%	$715.5	$647.0	11%	11%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 23, 2023

EMEA Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2022	2021	% Change in USD	% Change in Local Currency	2022	2021	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$96.5	$103.3	(7)%	6%	$373.7	$370.3	1%	14%
Leasing	67.9	86.0	(21)%	(11)%	233.9	246.5	(5)%	6%
Capital markets	39.8	75.1	(47)%	(41)%	142.1	168.8	(16)%	(6)%
Valuation and other	50.7	57.8	(12)%	(1)%	177.7	190.9	(7)%	5%
Total service line fee revenue(1)	254.9	322.2	(21)%	(11)%	927.4	976.5	(5)%	7%
Gross contract reimbursables(2)	33.5	34.1	(2)%	11%	102.7	136.6	(25)%	(16)%
Total revenue	$288.4	$356.3	(19)%	(9)%	$1,030.1	$1,113.1	(7)%	4%

Costs and expenses:
EMEA Fee-based operating expenses	$226.4	$268.5	(16)%	(5)%	$827.6	$864.7	(4)%	7%
Cost of gross contract reimbursables	33.5	34.1	(2)%	11%	102.7	136.6	(25)%	(16)%
Segment operating expenses	$259.9	$302.6	(14)%	(3)%	$930.3	$1,001.3	(7)%	4%

Net income (loss)	$(30.0)	$8.7	n.m.	n.m.	$(24.7)	$2.8	n.m.	n.m.

Adjusted EBITDA	$29.2	$55.1	(47)%	(41)%	$106.0	$117.9	(10)%	3%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2022	2021	% Change in USD	% Change in Local Currency	2022	2021	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$176.8	$160.1	10%	19%	$673.4	$593.2	14%	20%
Leasing	59.2	77.0	(23)%	(16)%	180.1	204.1	(12)%	(6)%
Capital markets	14.5	26.4	(45)%	(38)%	58.6	70.5	(17)%	(10)%
Valuation and other	30.3	33.5	(10)%	(2)%	119.7	127.5	(6)%	(2)%
Total service line fee revenue(1)	280.8	297.0	(5)%	2%	1,031.8	995.3	4%	10%
Gross contract reimbursables(2)	82.8	66.9	24%	37%	292.8	265.0	10%	19%
Total revenue	$363.6	$363.9	0%	9%	$1,324.6	$1,260.3	5%	12%

Costs and expenses:
APAC Fee-based operating expenses	$255.5	$261.3	(2)%	6%	$962.5	$891.8	8%	14%
Cost of gross contract reimbursables	82.8	66.9	24%	37%	292.8	265.0	10%	19%
Segment operating expenses	$338.3	$328.2	3%	12%	$1,255.3	$1,156.8	9%	15%

Net income	$14.1	$26.6	(47)%	(36)%	$18.5	$61.3	(70)%	(62)%

Adjusted EBITDA	$27.1	$41.2	(34)%	(27)%	$77.3	$121.5	(36)%	(32)%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 23, 2023

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered "non-GAAP financial measures" under SEC guidelines:
i.Segment operating expenses and Fee-based operating expenses;
ii.Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and Adjusted EBITDA margin;
iii.Adjusted net income and Adjusted earnings per share;
iv.Local currency; and
v.Net debt.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, pre-IPO stock-based compensation, acquisition related costs and efficiency initiatives, and other items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables.
We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives, and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives, depreciation and amortization related to merger and acquisition activity and other items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings per share ("Adjusted EPS") as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average outstanding shares.

February 23, 2023

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
The interim financial information for the three months ended December 31, 2022 and 2021 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2022 in the Company's 2022 Annual Report on Form 10-K, to be filed with the SEC in the near future.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

February 23, 2023

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2022	2021	2022	2021
Net income	$29.8	$145.8	$196.4	$250.0
Add/(less):
Depreciation and amortization	32.7	43.8	146.9	172.1
Interest expense, net of interest income	53.4	47.5	193.1	179.5
Provision for income taxes	59.0	51.8	141.6	89.9
Unrealized loss on investments, net(1)	1.9	17.7	84.2	10.4
Integration and other costs related to merger(2)	2.8	5.8	14.0	32.4
Pre-IPO stock-based compensation(3)	0.6	1.3	3.1	5.4
Acquisition related costs and efficiency initiatives(4)	39.6	33.7	93.8	140.4
Other(5)	(0.1)	0.3	25.7	6.3
Adjusted EBITDA	$219.7	$347.7	$898.8	$886.4
(1) Represents net unrealized losses on fair value investments during the years ended December 31, 2022 and 2021, primarily related to our investment in WeWork, which closed during the fourth quarter of 2021.
(2) Integration and other costs related to merger include certain direct and incremental integration efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans and certain other retention awards.
(4) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to realign our organization to allow the Company to be a more agile partner to its clients, as well as severance and employment related costs due to reductions in headcount and property lease rationalization initiatives.
(5) During the year ended December 31, 2022, Other includes a charge of $5.0 million related to the amendment of our accounts receivable securitization arrangement, as well as a loss of $13.8 million related to the disposal of operations in Russia. During the year ended December 31, 2021, Other includes COVID-19 related charges and preparation costs for employees returning to the office of $5.6 million.
Reconciliation of Net income to Adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (unaudited)	2022	2021	2022	2021
Net income	$29.8	$145.8	$196.4	$250.0
Add/(less):
Merger and acquisition related depreciation and amortization	17.7	21.1	73.2	83.0
Unrealized loss on investments, net	1.9	17.7	84.2	10.4
Integration and other costs related to merger	2.8	5.8	14.0	32.4
Pre-IPO stock-based compensation	0.6	1.3	3.1	5.4
Acquisition related costs and efficiency initiatives	39.6	33.7	93.8	140.4
Other	(0.1)	0.3	25.7	6.3
Income tax adjustments(1)	11.8	(11.8)	(35.4)	(66.7)
Adjusted net income	$104.1	$213.9	$455.0	$461.2
Weighted average shares outstanding, basic	225.8	223.5	225.4	223.0
Weighted average shares outstanding, diluted(2)	226.5	228.7	228.0	226.5
Adjusted earnings per share, basic	$0.46	$0.96	$2.02	$2.07
Adjusted earnings per share, diluted	$0.46	$0.94	$2.00	$2.04
(1) Reflective of management's estimation of an adjusted effective tax rate (adjusted for certain items) of 31% and 23% for the three months ended December 31, 2022 and 2021, respectively, and 28% and 25% for the year ended December 31, 2022 and 2021, respectively.
(2) Weighted average shares outstanding ("WACS"), diluted is calculated by taking WACS, basic and adding in dilutive shares of 0.7 million and 5.2 million for the three months ended December 31, 2022 and 2021, respectively, and dilutive shares of 2.6 million and 3.5 million for the year ended December 31, 2022 and 2021, respectively, which is used to calculate Adjusted earnings per share, diluted.

February 23, 2023

Summary of Total costs and expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2022	2021	2022	2021
Americas Fee-based operating expenses	$1,179.4	$1,355.8	$4,650.3	$4,281.8
EMEA Fee-based operating expenses	226.4	268.5	827.6	864.7
APAC Fee-based operating expenses	255.5	261.3	962.5	891.8
Cost of gross contract reimbursables	797.0	664.1	2,857.6	2,497.6
Segment operating expenses:	2,458.3	2,549.7	9,298.0	8,535.9
Depreciation and amortization	32.7	43.8	146.9	172.1
Integration and other costs related to merger(1)	2.8	5.8	14.0	32.4
Pre-IPO stock-based compensation(2)	0.6	1.3	3.1	5.4
Acquisition related costs and efficiency initiatives(3)	39.6	33.4	93.8	139.6
Other	1.9	0.3	14.8	6.3
Total costs and expenses	$2,535.9	$2,634.3	$9,570.6	$8,891.7
(1) Integration and other costs related to merger include certain direct and incremental integration efforts.
(2) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans and certain other retention awards.
(3) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to realign our organization to allow the Company to be a more agile partner to its clients, as well as severance and employment related costs due to reductions in headcount and property lease rationalization initiatives.